SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 28, 2005

                            Pathfinder Bancorp, Inc.
          -------------------------------------------------------------

             (Exact name of registrant as specified in its charter)

       Federal                        000-23601                 16-1540137
----------------------------     ---------------------      --------------------
(State or other jurisdiction     (Commission File No.)        (I.R.S. Employer
   of incorporation)                                         Identification No.)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (315) 343-0057
                                 --------------


                                 NOT APPLICABLE
         --------------------------------------------------------------
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
-----------------------------
Section  2  -  Financial  Information

Item  2.02

On July 28, 2005, Pathfinder Bancorp, Inc. issued a press release disclosing second quarter 2005 financial results. A copy of the press release is included as Exhibit 99.1 to this report.

The information in Item 2.02 to this Form 8-K and Exhibit 99.1 in accordance with general instruction B.2 of Form 8-K, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except shall be expressly set forth by specific in such filing.



                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                           PATHFINDER  BANCORP,  INC.


Date:  July  28,  2005     By:   /s/  Thomas  W.  Schneider
                          -------------------------------------
                                      Thomas  W.  Schneider
                                      President and Chief Executive Officer

EXHBIT  INDEX
-------------

Earning  release  dated  July  28,  2005  announcing  June  30,  2005  earnings.

                                  EXHIBIT 99.1


FOR  IMMEDIATE  RELEASE

CONTACT:     Thomas  W.  Schneider  -  President,  CEO
             James  A.  Dowd  -  Vice  President,  CFO
             Telephone:  (315)  343-0057

           PATHFINDER BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Oswego, New York, July 28, 2005 Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) reported net income of $234,000, or $0.10 per share, for the three months ended June 30, 2005 as compared to $522,000, or $0.21 per share for the same period in 2004. For the six months ended June 30, 2005, the Company reported net income of $383,000, or $0.16 per share, compared to $845,000, or $0.35 per share, for the same period in 2004.

"The reduction in earnings reflects higher operating expenses, primarily related to the opening of our new branch office in Central Square, New York." according to Thomas W. Schneider, President and CEO. "We are excited to be a part of the growing Central Square community and encouraged by our early reception and the branches activity. We project, however, that it will take 18 months for the branch to achieve a breakeven deposit level."

"Earnings are being challenged by a flattening yield curve, an expanding delivery system, and increased regulatory burden cost", Schneider further stated. "Over the past year we have been working on enhancing fee income sources and improving asset quality in anticipation of these challenges. We are now actively working on strategies to streamline operations and reduce our administrative costs while not impacting our service standards."

Net interest income for the quarter ended June 30, 2005 decreased slightly when compared to the same period during 2004. Interest expense increased $130,000, or 9%, partially offset by an increase in interest income of $105,000, or 3%. Net interest rate spread decreased to 3.17% for the second quarter of 2005 from 3.22% for the same period in 2004. Average interest-earning assets increased 2% to $281.2 million in the quarter ended June 30, 2005 as compared to $276.7 million in the quarter ended June 30, 2004, while the yield on those assets increased 11 basis points to 5.47% compared to 5.36% for the same period in 2004. The increase in average earning assets is primarily attributable to a $13.8 million increase in investment securities, partially offset by a $9.3 million decrease in interest-earning deposits. Average interest-bearing liabilities increased $5.7 million, while the cost of funds increased 14 basis points to 2.29% from 2.15% for the same period in 2004. The increase in the average balance of interest-bearing liabilities resulted primarily from a $7.2 million, or 3%, growth in average deposits, partially offset by a $1.5 million decrease in borrowed funds. The growth in deposits principally occurred in short to mid-term time deposits.

Provision for loan losses for the quarter ended June 30, 2005 decreased 38% to $66,000 from $107,000 for the same period in 2004. The Company's ratio of allowance for loan losses to period end loans has increased to 1.00% at June 30, 2005 from 0.98% at December 31, 2004. Nonperforming loans to period end loans have increased to 1.08% at June 30, 2005, compared to 0.99% at December 31, 2004. Overall, however, asset quality has improved significantly over the past two years through a combination of tightened credit administration and more robust collection activities.

Non-interest income, net of gains and losses from the sale of securities, loans and foreclosed real estate, increased 13% to $545,000 for the quarter ended June 30, 2005 compared to $481,000 for the same period in the prior year. The increase in non-interest income is primarily attributable to a $92,000 increase in service charges on deposit accounts and an $8,000 increase in other charges, commissions and fees, partially offset by a $33,000 decrease in loan servicing fees. Net gains and losses from the sale of securities, loans and foreclosed real estate decreased $370,000 to $1,000 for the quarter ended June 30, 2005 compared to $371,000 for the same period in the prior year.

Operating expenses increased 8% to $2.5 million for the quarter ended June 30, 2005 compared to $2.3 million for the quarter ended June 30, 2004. During the second quarter of 2005, salary and employee benefits, data processing expenses and professional and other services increased $73,000, $77,000 and $53,000, respectively. These increases were offset by a $21,000 decrease in other operating expenses. The increase in salaries and employee benefits was primarily due to the salaries and benefits associated with the personnel at the Central Square branch combined with the hiring of a Business Development Officer. The increase in data processing expenses was primarily due to software purchases and related annual maintenance charges, along with increased internet banking and check processing charges. The increase in professional and other services primarily resulted from costs associated with strategic planning and process improvement initiatives.

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York. The Bank has seven full service offices located in its market area consisting of Oswego County. Financial highlights for Pathfinder Bancorp, Inc. are attached. Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust I.


This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

                            PATHFINDER BANCORP, INC.
                              FINANCIAL HIGHLIGHTS
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                              For the three months        For the six months
                                                                    ended June 30,           ended June 30,
                                                                     (Unaudited)               (Unaudited)
------------------------------------------------------------------------------------------------------------
                                                               2005          2004         2005         2004
------------------------------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENT
Interest income. . . . . . . . . . . . . . . . . . .  $       3,787   $     3,682   $    7,485   $    7,243
Interest expense . . . . . . . . . . . . . . . . . .          1,526         1,396        3,025        2,753
------------------------------------------------------------------------------------------------------------
Net interest income. . . . . . . . . . . . . . . . .          2,261         2,286        4,460        4,490
Provision for loan losses. . . . . . . . . . . . . .             66           107          138          295
------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses.          2,195         2,179        4,322        4,195
Other income . . . . . . . . . . . . . . . . . . . .            546           852        1,035        1,530
Other expense. . . . . . . . . . . . . . . . . . . .          2,510         2,327        4,930        4,577
------------------------------------------------------------------------------------------------------------
Income before taxes. . . . . . . . . . . . . . . . .            231           704          427        1,148
Provision for income taxes . . . . . . . . . . . . .             (3)          182           44          303
------------------------------------------------------------------------------------------------------------
Net income . . . . . . . . . . . . . . . . . . . . .  $         234   $       522   $      383   $      845
============================================================================================================

KEY EARNINGS RATIOS
Return on average assets . . . . . . . . . . . . . .           0.30%         0.69%        0.25%        0.57%
Return on average equity . . . . . . . . . . . . . .           4.38%         9.85%        3.57%        7.79%
Return on average tangible equity (A). . . . . . . .           5.51%        12.62%        4.50%        9.90%
Net interest margin (tax equivalent) . . . . . . . .           3.30%         3.34%        3.25%        3.39%


SHARE AND PER SHARE DATA
Basic weighted average shares outstanding. . . . . .      2,452,537     2,436,878    2,449,889    2,430,468
Basic earnings per share . . . . . . . . . . . . . .  $        0.10   $      0.21   $     0.16   $     0.35
Diluted earnings per share . . . . . . . . . . . . .           0.09          0.21         0.15         0.34
  CASH EARNINGS PER SHARE - BASIC (B). . . . . . . .           0.12          0.24         0.20         0.39
Cash dividends per share . . . . . . . . . . . . . .         0.1025          0.10        0.205         0.20
Book value per share . . . . . . . . . . . . . . . .              -             -         8.67         8.60

                                                         (Unaudited).               (Unaudited)   (Unaudited)
                                                            June 30,   December 31,    June 30,      June 30,
                                                               2005           2004         2004         2003
------------------------------------------------------------------------------------------------------------
SELECTED BALANCE SHEET DATA
Assets . . . . . . . . . . . . . . . . . . . . . . .  $     310,471   $   302,037   $  299,875   $  283,128
Earning assets . . . . . . . . . . . . . . . . . . .        277,927       273,532      271,247      258,761
Total loans. . . . . . . . . . . . . . . . . . . . .        187,943       186,952      186,210      184,641
Deposits . . . . . . . . . . . . . . . . . . . . . .        237,239       236,672      233,853      204,523
Borrowed Funds . . . . . . . . . . . . . . . . . . .         43,260        35,360       36,360       48,160
Trust Preferred Debt . . . . . . . . . . . . . . . .          5,155         5,155        5,155        5,000
Shareholders' equity . . . . . . . . . . . . . . . .         21,678        21,826       21,049       21,488

ASSET QUALITY RATIOS
Net loan charge-offs (annualized) to average loans .           0.09%         0.33%        0.18%        0.33%
Allowance for loan losses to period end loans. . . .           1.00%         0.98%        0.99%        0.86%
Allowance for loan losses to nonperforming loans . .          92.61%        98.76%       60.88%      124.37%
Nonperforming loans to period end loans. . . . . . .           1.08%         0.99%        1.62%        0.69%
Nonperforming assets to total assets . . . . . . . .           0.94%         0.88%        1.11%        1.01%


(A)  Tangible  equity  excludes  intangible  assets
(B) Cash earnings excludes noncash charges for amortization relating to intangibles and the allocation of ESOP stock:


                                                For the three months      For the six months
                                                   ended June 30,            ended June 30,
--------------------------------------------------------------------------------------------
                                                   2005        2004        2005        2004
--------------------------------------------------------------------------------------------
    Net  Income. . . . . . . . . . . . . . .       $ 234       $ 522      $ 383       $ 845
    Add back (net of tax effect):
                 Amortization of intangibles          34          34         67          67
                 Stock-based compensation. .          18          20         38          43
--------------------------------------------------------------------------------------------
    Cash earnings. . . . . . . . .      . . . . .  $ 286       $ 576      $ 488       $ 955
=============================================================================================
